As filed with the Securities and Exchange Commission on December 16, 2019.

Registration No. 333-228137

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

TO

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROYAL DUTCH SHELL PLC

(Exact name of registrant as specified in its charter)

England and Wales	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Carel van Bylandtlaan 30

2596 HR, The Hague, The Netherlands

(Address of Principal Executive Offices, including Zip Code)

GLOBAL EMPLOYEE SHARE PURCHASE PLAN

LONG TERM INCENTIVE PLAN 2014

DEFERRED BONUS PLAN 2014

(Full title of the plans)

C T CORPORATION SYSTEM

111 Eighth Ave.

New York, NY 10011

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copies to:

Andrew J. Pitts

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019-7475

(212) 474-1000

Fax: (212) 474-3700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE*

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

*

No additional securities are to be registered, and the registration fee was previously calculated and paid in connection with the filing of the original Registration Statements on Form S-8 (File No. 333-228137). Therefore, no further registration fee is required.

EXPLANATORY NOTE

This Post-Effective Amendment relates to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission by Royal Dutch Shell plc (“Royal Dutch Shell”) on November 2, 2018 (File No. 333-228137). Royal Dutch Shell is filing this Post-Effective Amendment to the Registration Statement solely for the purpose of amending the name of the Royal Dutch Shell plc Long Term Incentive Plan (Performance Share Plan) to the Long Term Incentive Plan 2014, the name of the plan in effect, on the cover page and footnotes (3) and (6) to the calculation of registration fee on the cover page. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement and the signature pages.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) by Royal Dutch Shell plc (“Royal Dutch Shell”) are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

(a)	The Annual Report on Form 20-F of Royal Dutch Shell for the year ended December 31, 2018 (Registration No. 001-32575), as filed with the Commission on March 14, 2019;

(b)

the Current Reports on Form 6-K of Royal Dutch Shell filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 20-F referred to in (a) above; and

(c)

the description of our share capital contained in the Registration Statement on Form 8-A of Royal Dutch Shell as filed with the SEC on July 20, 2005 (Registration No. 001-32575), which incorporated by reference the Current Report on Form 6-K of Royal Dutch Shell furnished to the Commission on July 20, 2005 (Registration No. 333-125035).

The following documents subsequently filed or furnished by Royal Dutch Shell with or to the Commission after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement:

•	reports filed under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act; and

•	reports furnished on Form 6-K that indicate that they are incorporated by reference in this Registration Statement.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 137 of Royal Dutch Shell’s Articles provides that, as far as the legislation allows this, Royal Dutch Shell: (i) can indemnify any director or former director of the company, of any associated company or of any affiliate against any liability; and (ii) can purchase and maintain insurance against any liability for any director or former director of the company, of any associated company or of any affiliate. Pursuant to the Companies Act 2006, we may purchase and maintain for our directors (or directors of an associated company), insurance against any liability attaching to them in connection with any negligence, default, breach of duty or breach of trust in relation to the relevant company.

Royal Dutch Shell has entered into a Deed of Indemnity (“Deed”) with each of the Royal Dutch Shell directors. The terms of each of these Deeds are identical and they reflect the statutory provisions on indemnities contained in the Companies Act 2006. Under the terms of each Deed, Royal Dutch Shell has agreed to indemnify each Royal Dutch Shell director, to the widest extent permitted by the Companies Act 2006, against any loss, liability or damage, howsoever caused (including in respect of a director’s own negligence), suffered or incurred by a director in respect of that director’s acts or omissions on or after the date that the Deed was entered into while or in the course of acting as a director or employee of Royal Dutch Shell, any associated company or affiliate (within the meaning of the Companies Act 2006). In addition, Royal Dutch Shell shall lend funds to directors as required by directors to meet reasonable costs and expenses incurred or to be incurred by them in defending any criminal or civil proceedings brought against them in their capacity as a director or employee of Royal Dutch Shell, associated company or affiliate, or, in connection with certain applications brought under the Companies Act 2006. The provisions in Royal Dutch Shell’s Articles relating to arbitration and exclusive jurisdiction are incorporated, mutatis mutandis, into the Deeds entered into by each director and Royal Dutch Shell.

The relevant provisions of the Companies Act 2006 include sections 232 to 235.

Section 232 states that, any provision to exempt to any extent a director from liability for negligence, default, breach of duty or trust by him/her in relation to the company is void. Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of the company or an associated company against any such liability is also void unless it is a qualifying third-party indemnity provision or a qualifying pension scheme indemnity provision. Royal Dutch Shell is still permitted to purchase insurance against any such liability for a director of the company or an associated company.

A qualifying pension scheme indemnity means a provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

An indemnity is a qualifying third party indemnity as long as it does not provide: (i) any indemnity against any liability incurred by the director to the company or to any associated company; (ii) any indemnity against any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature; or (iii) any indemnity against any liability incurred by the director in defending criminal proceedings in which he/she is convicted, civil proceedings brought by the company or an associated company in which judgment is given against him/her or where the court refuses to grant him/her relief under an application under sections 661(3) and (4) (acquisition of shares by innocent nominee) of the Companies Act 2006 or its power under section 1157 (general power of the court to grant relief in case of honest and reasonable conduct) of the Companies Act 2006 (described below). Any qualifying third-party indemnity or qualifying pension scheme indemnity in force for the benefit of one or more directors of the company must be disclosed in the board of directors’ annual report.

Section 205 of the Companies Act 2006 provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him/her in defending any criminal or civil proceedings or in connection with any alleged negligence, default, breach of duty or breach of trust by the director in relation to us or an associated company or an application for relief under sections 661(3) and (4) (acquisition of shares by innocent nominee) of the Companies Act 2006 or its power under section 1157 (general power of the court to grant relief in case of honest and reasonable conduct) of the Companies Act 2006. Such loan must be repaid if the director is convicted, judgment is found against him/her or the court refuses to grant the relief on the application.

Section 1157 of the Companies Act 2006 provides that:

(1)

If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as an auditor (whether he/she is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he/she has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his/her appointment) he/she ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him/her, either wholly or partly, from his/her liability on such terms as it thinks fit.

(2)

If any such officer or person has reason to apprehend that any claim will or might be made against him/her in respect of any negligence, default, breach of duty or breach of trust, he/she may apply to the court for relief; and the court has the same power to relieve him/her as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)

Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he/she is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him/her, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

While English law permits a shareholder to initiate a lawsuit on behalf of the company only in limited circumstances, the Companies Act 2006 permits a shareholder or member, as that term is defined in section 260 and 994 of the Companies Act 2006, to apply for a court order:

(i)	when the company’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; -

(ii)	when any act or omission of the company is or would be so prejudicial; or

(iii)	in respect of a cause of action arising from an actual or proposed act or omission involving negligence, default, breach of duty or breach of trust by a director of the company.

A court has wide discretion in granting relief and may authorize civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

(a)	The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit Number	Description

4.1	Memorandum of Association of Royal Dutch Shell plc, together with a special resolution of Royal Dutch Shell plc dated May 18, 2010, (incorporated by reference to Exhibit 4.12 to the Registration Statement on Form F-3 (No. 333-177588) of Royal Dutch Shell plc filed with the US Securities and Exchange Commission on October 28, 2011).

4.2	Articles of Association of Royal Dutch Shell plc (incorporated by reference to Exhibit 1 to Form 6-K (No. 001-32575) of Royal Dutch Shell plc filed with the US Securities and Exchange Commission on October 28, 2019).

4.3	Form of Amended and Restated Deposit Agreement among Royal Dutch Shell plc, JPMorgan Chase Bank, N.A., and Owners and Beneficial Owners of Class A and Class B American Depositary Receipts (incorporated by reference to Exhibit (a) of the Registration Statement on Form F-6 (No. 333-227891) of Royal Dutch Shell plc and JPMorgan Chase Bank, N.A., filed with the US Securities and Exchange Commission on October 19, 2018).

4.4	Form of Class A American Depositary Receipts representing Royal Dutch Shell Class A American Depositary Shares each evidencing the right to receive two Class A Shares of Royal Dutch Shell (included as Exhibit A to Exhibit 4.3 hereof).

4.5	Form of Class B American Depositary Receipts representing Royal Dutch Shell Class B American Depositary Shares each evidencing the right to receive two Class B Shares of Royal Dutch Shell (included as Exhibit B to Exhibit 4.3 hereof).

*23.1	Consent of Ernst & Young LLP.

24	Powers of Attorney (incorporated by reference to Exhibit 24 to form S-8 (No. 333-228137) of Royal Dutch Shell plc filed with the US Securities and Exchange Commission on November 2, 2018).

*	Filed herewith.

ITEM 9.	UNDERTAKINGS.

(a)	The registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The Hague, on December 13, 2019.

ROYAL DUTCH SHELL PLC,

By:	/s/ Jessica Uhl
Name:	Jessica Uhl
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Charles O. Holliday*	Chair	December 13, 2019
Charles O. Holliday

/s/ Gerard Kleisterlee*	Deputy Chair and Senior Independent Non-executive Director	December 13, 2019
Gerard Kleisterlee

/s/ Ben van Beurden*	Chief Executive Officer (Principal Executive Officer)	December 13, 2019
Ben van Beurden

/s/ Jessica Uhl	Chief Financial Officer (Principal Financial Officer; Principal Accounting Officer)	December 13, 2019
Jessica Uhl

/s/ Ann Godbehere*	Non-executive Director	December 13, 2019
Ann Godbehere

/s/ Euleen Goh*	Non-executive Director	December 13, 2019
Euleen Goh

/s/ Catherine J. Hughes*	Non-executive Director	December 13, 2019
Catherine J. Hughes

/s/ Roberto Setubal*	Non-executive Director	December 13, 2019
Roberto Setubal

/s/ Sir Nigel Sheinwald GCMG*	Non-executive Director	December 13, 2019
Sir Nigel Sheinwald GCMG

/s/ Linda G. Stuntz*	Non-executive Director	December 13, 2019
Linda G. Stuntz

/s/ Gerrit Zalm*	Non-executive Director	December 13, 2019
Gerrit Zalm
	Non-executive Director	December 13, 2019
Neil Carson

*	Signed by Jessica Uhl pursuant to the Power of Attorney, dated October 31, 2018.

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Royal Dutch Shell plc, has signed this Registration Statement or amendment thereto in Delaware on December 16, 2019.

PUGLISI & ASSOCIATES,

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director